Countrywide Home Loans Company Logo Here

400 Countrywide Way
Simi Valley, California 93065-6298

March 24, 2005

Deutsche Bank
Re: Morgan Stanley (MSAC) 2004-NC8, 2004-HE8, 2004HE9, 2004-WMC3
1761 East St. Andrews Place
Santa Ana, CA 92705-4934
Attn: Katie Wannenmacher

ANNUAL STATEMENT OF COMPLIANCE

I, Joseph Candelario, herby certify that I am the First Vice President, Loan Administration of Countrywide Home loans, Inc., fka Countrywide Funding Corporation. I further certify, with respect to the applicable servicing agreements (the "Servicing Agreements") with respect to the transactions listed on Exhibit A (collectively, the Servicers") for Countrywide Mortgage Obligations, Inc. and Countrywide Home Loan Servicing LP, the following:

I have reviewed the activities and performance of each Servicer during the Fiscal year ended December 31, 2004 under the applicable Servicing Agreementsand, to the best of my knowledge, based on my review, each Servicer has fulfilled all of its duties, responsibilities or obligations under the Servicing Agreements throughout the fiscal year.

By: /s/: Joseph Candelario
Joseph Candelario
Date: March 24, 2005
First Vice President
Compliance Officer
Loan Administration

Exhibit A

Morgan Stanley (MSAC) 2004-NC8, 2004-HE8, 2004-HE9, 2004-WMC3